                                                                 Exhibit  99.02


     The Company incurred special items during the first quarter, consisting primarily of merger-related charges of $16.9 million, restructuring charges of $7.5 million and costs related to the SEC investigation and Audit Committee internal review of $7.5 million. Merger-related charges include such items as employee-related costs, costs associated with exit and consolidation of facilities as well as costs of integrating acquired businesses. Restructuring charges primarily relate to decisions made by management to incur costs to realign components of its business operations to meet current business demands. Costs related to the SEC investigation and Audit Committee internal review primarily include legal fees and document preservation and production costs. On an after-tax basis, these special items totaled $20.0 million versus $8.7 million for the year-earlier period. In the opinion of management, these items, by their nature, rarely have predictable trends and are not truly reflective of ongoing operating results. Therefore, the Company presents its results on both a GAAP basis (GAAP) and a GAAP basis excluding these items ("adjusted").

         Management uses "adjusted" results to measure its performance, in addition to the GAAP results. As the Company's core business is providing health care products and services to the healthcare industry, management finds it useful to use a metric that does not include charges and gains associated with restructuring, merger-related activity and litigation. While these may be recurring items for the Company, management believes they are not reflective of the day-to-day offering of its products and services and relate more to strategic, multi-year corporate actions that tend to mask the trends and financial performance of the Company's products and services. Management also believes that investors may also find an unmasked view of the Company's core operations to be useful.

      In addition, the Company has identified certain items in its segment discussion that are either infrequent or will aid the reader in analyzing comparability between prior periods. These items include a $16.4 million litigation charge within the Company's Medical Products and Services segment and a $20.6 million charge in the Company's Clinical Technologies and Services segment, as a result of a purchase-accounting inventory adjustment associated with the Alaris acquisition. In addition, the Company quantified the impact of not measuring its international subsidiaries within the Pharmaceutical Technologies and Services segment using a constant foreign exchange rate. The Company provided information regarding the impact of each of these items on the applicable segment's results. The Company believes this information is useful for investors' assessment of the business segments operating trends.

     Management encourages readers to rely upon the GAAP numbers, but includes the GAAP amounts that have been adjusted as a supplemental metric to assist readers. It should be noted that the items being adjusted from the GAAP results represent actual income or expense to the Company. These items impact operating cash flow available to support on-going operations. As such, these items are an important component of the financial performance of the Company and any metric excluding them will present an incomplete picture.